EXHIBIT 99.1

NEWS RELEASE APG: TSX AGT: AMEX

APOLLO GOLD REPORTS
FOURTH QUARTER AND 2004 RESULTS

Denver, Colorado March 16, 2005 Apollo Gold Corporation (“Apollo” or the “Company”) (APG:TSX, AGT:AMEX) reports the results for the three months and year ended December 31, 2004 (in US dollars) as follows.

Apollo recorded a net loss of $4.4 million for the fourth quarter of 2004 and a loss of $18.2 million for the year 2004. These results compare to a net earnings for the corresponding quarter 2003 of $0.3 million and a net loss for the year 2003 of $2.2 million. The loss per share in 2004 was $0.23, compared to a loss per share of $0.04 for the year 2003. The loss per share for the fourth quarter 2004 was $0.06, compared to earnings per share of $0.01 in the corresponding quarter of 2003. Revenues for the year 2004 were $64.7 million compared to $66.8 million in 2003. Sales of gold were 106,825 ounces in 2004 compared to 145,935 ounces in 2003. Revenues for the fourth quarter 2004 were $19.1 million and gold sales were 29,533 ounces compared to revenues of $20.8 million and gold sales of 38,332 ounces in the fourth quarter 2003.

    2004 Highlights

•	Production of 106,825 ounces of gold at total cash cost of $393 per ounce.

•	Completed capital stripping in fourth quarter 2004 at Montana Tunnels.

•	Development of the new Standard Mine with construction of the leach pad and facilities completed in the fourth quarter — first gold pour in December 2004.

•	Completion of a 920 meter long underground drill drift on the 235 level of the Black Fox Mine.

•	84,000 meters (315 holes) of surface and underground core drilling completed at Black Fox in 2004 with gold grades indicating the mineralized zone is still open at depth and along strike. Continued permitting and commenced the feasibility study for the project.

•	New base metal zone discovered at Black Fox — independent of the primary gold system.

•	Updated proven and probable reserves at 1.8 million ounces of gold.

•	New exploration joint venture called the Huizopa Project in the Sierra Madre area of Mexico.

•	Year end cash and cash equivalents of $6.9 million.

Consolidated Financial Results Summary
 (All dollars in US 000’s unless otherwise stated)

	Three months ended		Year
	Dec 04	Dec 03	2004	2003
Net earnings /(loss)	$(4,369)	270	$(18,189)	(2,186)
Operating cash flow	(2,880)	2,603	(7,684)	5,603

Net earnings/(Loss) per share basic and diluted	$(0.06)	0.01	$(0.23)	(0.04)

Undiluted shares (average)			78,716,042	54,536,679
Diluted shares at year end			114,897,532	87,329,314

Gold ounces sold	29,533	38,332	106,825	145,935
Total cash costs per ounce (1)	$365	$330	$393	$289

Average realized gold price per ounce	$403	$380	$376	$360
Gold spot price per ounce ($/oz)(2)	$433	$383	$409	$364

(1) Total cash cost is a non GAAP measure, defined below.
(2) Average gold price as per London PM fix.

Sales and Production Costs

Sales of gold for the fourth quarter 2004 were 29,533 ounces compared to 38,332 ounces in the corresponding period 2003. Sales for the year 2004 of 106,825 ounces gold were 39,110 ounces lower than 2003 mainly as a result of the reduced mining activity at Florida Canyon (29,000 ounces lower) and the mining of fringe mineralization resulting in lower grade materials being processed at Montana Tunnels during the second and third quarters 2004.

5655 S. YOSEMITE     STREET, SUITE 200 · GREENWOOD VILLAGE · CO · 80111
PHONE: 720.886.9656 · FAX: 720.482.0957

	Three months ended		Year
	Dec 04	Dec 03	2004	2003
Gold ounces	29,533	38,332	106,825	145,935
Silver ounces	212,768	152,686	1,031,156	471,241
Lead payablepounds	3,086,251	3,980,942	10,064,265	10,843,184
Zinc payable pounds	7,469,792	8,291,869	26,222,805	21,792,452

During the year 2004 Apollo achieved an average realized price per ounce of gold of $376 compared to $360 per ounce in 2003.

	Year ended December 31,
	2004	2003
Average sales price per ounce of gold	$409	$364
Average loss on hedge position	(33)	(4)
Average realized price per ounce gold sold	376	360

Costs per ounce of gold	$/oz	$/oz
Cash operating costs	$372	$275
Royalties and mining taxes	21	14
Total cash costs	393	289
Depreciation, amortization and accretion	47	36
Total production costs	440	325

The above cash operating, total cash and total production costs are non — GAAP financial measures and are calculated in accordance with The Gold Institute guidelines and used by management to assess performance of individual operations as well as a comparison to other gold producers.

The term “cash operating costs” is used on a per ounce of gold basis. Cash operating costs per ounce is equivalent to direct operating cost, less production royalties, mining taxes and by-product credits for payable silver, lead and zinc. We have included cash operating costs information to provide investors with information about the cost structure of our mining operations.

The term “total cash costs” is cash operating costs plus production royalties and mining taxes.

The term “total production costs” includes total cash costs plus depreciation and amortization.

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OPERATIONS BY MINE

Florida Canyon

The Florida Canyon open pit, heap leach gold mine located in northwestern Nevada produced 17,443 ounces of gold in the fourth quarter 2004 and 73,082 ounces of gold for the year, at a total cash cost of $387 per ounce of gold and $362 per ounce of gold, respectively. Florida Canyon also produced 60,405 ounces of payable by-product silver during the year, the proceeds of which are credited against cash operating costs. During 2004, high wall instability at Florida Canyon in the Switchback pit required that the mining plan be changed to the Central pit resulting in lower grade ores than anticipated.

In the third quarter 2004 the crushing of ore was suspended and only run of mine ore was placed on the leach pad. On March 1, 2005 the Company ceased mining operations. The leach pad will continue to be actively leached and produces gold ounces. The Company expects to make a decision later in 2005 whether to build the permitted leach pad expansion and therefore recommence mining. Currently, mining activity is concentrated on the advancement of the new Standard Mine.

PRODUCTION SUMMARY — Florida Canyon

	2004	2003	2002
Gold produced (oz)	73,082	101,811	121,516
Total cash costs ($/oz)	$362	$285	$243
Total production cost ($/oz)	$397	$325	$288
Gold reserves (ounces at year end)	263,600	374,000	330,900

Standard Mine

In May 2004 Apollo received the necessary permits allowing it to develop the Standard Mine and construct the leach pad and associated facilities. During the fourth quarter of 2004, the processing systems and initial mine development were completed and heap leaching of ore commenced with the first pour of development gold ounces occurring in late December 2004. In the first quarter 2005, ore deliveries to the pad will continue and commercial production is anticipated to occur in the second quarter 2005. Total capital spending at the Standard Mine in 2004 was $9.0 million ($10.6 million with reclamation bonding costs). The mine is situated 8 kilometers south of the Florida Canyon mine and is operated in conjunction with the Florida Canyon operation, sharing overheads and the plant for carbon stripping and gold production.

5655 S. YOSEMITE STREET, SUITE 200 · GREENWOOD VILLAGE · CO · 80111
PHONE: 720.886.9656 · FAX: 720.482.0957

Montana Tunnels

Montana Tunnels is an open pit poly-metallic mine located near Helena, Montana.
Montana Tunnels produced 12,090 ounces of gold in the fourth quarter 2004 for a total of 33,743 ounces of gold for the year 2004. The mine also had payable production of 970,751 ounces of silver, 10,064,265 pounds of lead and 26,222,805 pounds of zinc, during 2004, the sales of which are credited against cash operating costs. Total cash costs per ounce of gold were $333 per ounce for the fourth quarter and US$459 per ounce for 2004.

PRODUCTION SUMMARY — Montana Tunnels

	2004	2003	2002
Gold produced (oz)	33,743	44,124	26,657
Total cash cost ($/oz)	$459	$298	$178
Total production cost ($/oz)	$534	$326	$188
Gold Reserves (oz year end)	643,800	692,500	291,600

Total capital spending in 2004 was $17.0 million including $12.8 million for the waste stripping program which was completed in December 2004. The overall stripping ratio in 2004 was 4.82:1 which is projected to drop to 1.56:1 in 2005.

Black Fox Project

In 2004, Apollo expended $10.7 million on the further development of the Black Fox property, which is 80 kilometers east of Timmins, Ontario, Canada. The 2004 development program consisted of the extension of the existing ramp system down to the 235 meter level and the construction of a 913 meter drift to allow drilling of the ore body from underground. It also included the continued drilling from surface of extensions to the mineralization and identified anomalies. During the year, 210 underground holes were completed totaling 41,065 meters and 105 surface holes were completed totaling another 43,284 meters. As previously announced good gold bearing intersections were achieved within the mineralized zones and the system remains open along strike and down dip. Total drilling at the site by Apollo now exceeds 175,000 meters.

In April 2004, the surface drilling program discovered a new mineralized base metal vein system in the footwall of the Destor-Porcupine Fault. To date 12 holes have intersected the new zone which consists of two components of mineralization, the gold bearing quartz breccia veins and the massive sulphide mineralization (Pb, Zn, Ag). These appear to be two mineralizing events sharing the same “plumbing system.”

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During the last quarter the Company commenced base line environmental studies and the permitting and engaged AMEC Canada to complete the feasibility study which is scheduled for completion in late 2005. The feasibility will be based on the 457,000 ounces of open pit reserves already identified, the new underground mineralization identified by the 2004 drilling program and the new underground mineralization identified by the 2005 drilling program. The feasibility study will include an updated estimate of ore reserves.

The Black Fox development project sits astride the Destor-Porcupine (DP) Fault System, which is a deep break in the Precambrian rocks of the Abitibi Greenstone Belt. This fault system hosts many of the deposits in the Timmins area. The system regionally strikes east-west and dips variably to the south. Black Fox lies on the southern limb of a large scale fold on a flexure in the DP Fault where the strike changes from east-west to southeast. Folded and altered ultra mafic and mafic are the host rocks for mineralization. Gold occurs as free gold in quartz veining and stock works in altered ultra mafics and in gold associated with pyrite in altered tholeiitic basalts.

General and Administrative

Apollo incurred $7.1 million and $4.7 million in general and administrative expenses during 2004 and 2003, respectively. The increase in general and administrative expenses consisted of legal and accounting expenses incurred in connection with our financing transactions, exchange listing fees and also include our Sarbanes Oxley effort for the year. The SOX 404 project is the result of federal legislation passed in 2002 mandating that public companies document and test their internal control systems. The total estimated cost for this effort will be approximately $1.0 million for the year.

In the year ended December 31, 2004, we also incurred share-based compensation of $0.8 million resulting from the issuance of stock options to our employees compared to $0.4 million in 2003.

Accretion and Royalty

In 2004 the Company accrued accretion expense of $1.4 million relating to accrued site closure costs at its Florida Canyon and Montana Tunnels Mines. Accrued site closure costs were increased by $3.4 million representing Apollo’s estimated fair value of the increase in the site closure and reclamation costs following receipt of a third parties reclamation report in the fourth quarter 2004. Apollo incurred $0.7 million in royalty expenses for the year 2004,

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compared to $0.9 million during 2003. These amounts are attributable to royalties on production from the Florida Canyon Mine.

Accrued closure costs at the end of 2004 were $26.2 million compared to $21.6 million at the year end 2003.

Accretion expenses are calculated on a quarterly basis and represent the amortization of the discounted portion of our future cash outflows for reclamation. It is calculated by estimating the future costs and the inflationary rate in the years in which we expect to spend the reclamation funds. This amount is discounted by an appropriate current interest rate with the difference expensed as an ongoing accretion expense.

Exploration Expense

The cost of exploration, consisting of drilling and related expenses at our exploration properties, totaled approximately $1.1 million and $2.1 million for the years ended December 31, 2004 and 2003, respectively. Drilling and related costs incurred at Black Fox and Standard for exploration were capitalized.

Other Income/Expenses

Apollo realized interest income of $0.3 million and incurred interest expense for equipment leases and interest on a bridge loan of $0.5 million in 2004; realized interest income in 2003 was $213,000 and interest expense was $544,000.

Realized foreign exchange losses from cash balances not held in United States dollars were $0.7 million in 2004 compared to a gain of $1.3 million in 2003.

Effective January 1, 2004 the Company adopted the CICA Accounting Guideline 13, Hedging Relationships (AcG-13). AcG-13 specifies the conditions under which hedge accounting is appropriate and includes requirements for the identification, documentation and designation of hedging relationships, sets standards for determining hedge effectiveness, and establishes criteria for the discontinuance of hedge accounting. The adoption of AcG-13 had the effect of increasing unrealized loss on commodity contracts and deferred loss on commodity contracts of $5.4 million. The first three quarters of 2004 include a restatement of earnings to include unrealized gains offsetting the amortization of the deferred commodity contracts in the amount of $3.9 million.

Summary of Results

As a result of these expense components, our operating expenses totaled $82.1 million for the year ended December 31, 2004, as compared to $70.0 million for 2003. The main differences are due to higher costs of operations at the mining properties and higher administrative costs.

The result is that Apollo incurred a net loss of $18.2 million, or $0.23 per share, for the year ended

5655 S. YOSEMITE STREET, SUITE 200 · GREENWOOD VILLAGE · CO · 80111
PHONE: 720.886.9656 · FAX: 720.482.0957

December 31, 2004, as compared to a net loss of $2.2 million, or $0.04 per share, for the year ended December 31, 2003.

Liquidity and Financial Resources

Apollo ended the year 2004 with cash and cash equivalents of $6.9 million as compared to cash and cash equivalents of $31.7 million at the end of 2003. The Company also maintains restricted cash accounts for its reclamation obligations at Florida Canyon and Montana Tunnels. At the end of the year 2004, these accounts totaled $9.4 million, compared to $6.9 million at December 31, 2003.

The decrease in cash from December 31, 2003 is primarily the result of operating losses of $7.7 million, capital expenditures of $34.2 million and additions to the restricted cash account of an additional $2.5 million, partially offset by funds provided by net financing activities of $19.6 million (discussed below).

Capital expenditures were $34.2 million during the year ended December 31, 2004. The major expenditures were for the Black Fox project ($10.7 million), for the construction of the Standard Mine ($10.6 million) and additions to deferred stripping costs at Montana Tunnels ($12.8 million).

In 2003, the major uses of cash were for property, plant and equipment ($11.5 million), additions to deferred stripping costs ($8.7 million), short term investments ($5.9 million) and for the investment in a restricted certificate of deposit ($1.6 million).

Approximately $0.5 million of cash available at December 31, 2004 has been allocated to be spent pursuant to the terms and conditions of a Cdn $0.75 million private placement of “flow-through” common shares (as defined in sub-section 66(15) of the Income Tax Act (Canada)).

The Company terminated its loan agreement with the Standard Bank of London in June of 2004; however the total transaction will not be completed until delivery of the final 16,000 ounces of gold into the “straddle position”. It is anticipated that this obligation will be fully satisfied by the end of April 2005.

Financing Activities

During the year ended December 31, 2004, financing activities provided $19.6 million in cash, $8.9 million from the exercise of warrants and options in 2004, $7.5 million from the convertible debenture issuance in November 2004, $7.0 million from our December

5655 S. YOSEMITE STREET, SUITE 200 · GREENWOOD VILLAGE · CO · 80111
PHONE: 720.886.9656 · FAX: 720.482.0957

share issuance, and proceeds of $0.5 million from a December 2004 flow through financing. This inflow of cash was offset by the payment of $4.1 million during the year to decrease the equipment lease debt.

Debt

The Company has equipment leases and loans at both its operations. At the end of 2004 the current portion of these payables was $2.8 million with another $0.7 million classified as long term debt. The values for year end 2003 were $4.1 million and $3.3 million, respectively.

Deferred Stripping

The deferred stripping balance as at December 31, 2004, all of which is for the Montana Tunnels mine, totaled $36.8 million compared to $24.0 million for the year ended December 31, 2003.

Gold Hedges

During 2003, as part of the credit facility with Standard Bank, the Company entered into hedging contracts for gold in the aggregate amount of 100,000 ounces involving the use of puts and calls. As at December 31, 2004 there were 16,000 ounces remaining on these contracts. The contracts continue through April 25, 2005 with a put option strike price of $295 per ounce and a call option strike price of $345 per ounce. As at December 31, 2004, the mark to market value of the outstanding contracts was negative $1.5 million.

Sarbanes Oxley Section 404

Apollo Gold has undertaken an extensive review and assessment of the design and effectiveness of the Company’s internal controls and procedures. As a result of this assessment management and the audit committee have identified the following material weaknesses in the Company’s internal control over financial reporting as of December 31, 2004:

•	Deficient inventory control and management process and lack of segregation of procurement and accounting duties at the Florida Canyon location.

•	Absence of appropriate review of non-routine or complex accounting matters, related accounting entries, and appropriate documentation, disclosure and application of Canadian and U.S. GAAP for those matters.

5655 S. YOSEMITE STREET, SUITE 200 · GREENWOOD VILLAGE · CO · 80111
PHONE: 720.886.9656 · FAX: 720.482.0957

Management has undertaken actions to address the identified material weaknesses, including the addition of new staff, implementation of new controls and development of enhanced policies and procedures.

About Apollo Gold
Apollo Gold is a gold mining company with operating mines in Nevada and Montana and an advanced stage development project, Black Fox, along the productive Destor-Porcupine Fault east of the Timmins Gold Camp in Ontario, Canada. Apollo has also recently started the Huizopa exploration project in the Sierra Madre Mountains of Mexico. Gold production in 2004 from the Company’s three currently operating mines totaled 106,000 ounces of gold production with by-products of silver, lead and zinc. The production targets for 2005 range from 122,000 to 151,000 ounces of gold production as well as by-product metal as in 2004. The Black Fox project could be in production in early 2007 if the feasibility study is successful and necessary financing is obtained. Production at the Black Fox project envisions an open pit as well as an underground mine and an on site milling facility.

Contact Information:

Dave Young
VP Business Development
720-886-9656 ext. 55
Toll Free: 1-877-465-3484

E-mail: info@apollogold.com	Web site: www.apollogold.com

FORWARD-LOOKING STATEMENTS
This press release includes certain “Forward-Looking Statements” within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended. All statements regarding potential mineralization, reserves, exploration results, construction and completion, and production dates and amounts, and future plans and objectives of Apollo Gold, are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate

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and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from these forward-looking statements include: the results of independent Canadian NI 43-101 reports, the outcome of assays and additional exploration sampling and drilling efforts, delay in permits or approvals, technical, permitting, mining, or processing problems or issues, the availability of funding on acceptable terms for the future exploration and development of Apollo Gold mines and projects, and other factors disclosed under the heading “Risk Factors” and elsewhere in Apollo Gold documents filed from time to time with the Toronto Stock Exchange, The American Stock Exchange, The United States Securities and Exchange Commission and other regulatory authorities.

5655 S. YOSEMITE STREET, SUITE 200 · GREENWOOD VILLAGE · CO · 80111
PHONE: 720.886.9656 · FAX: 720.482.0957